Exhibit 99.1



ROSLYN BANCORP, INC.                       T R FINANCIAL CORP.

FOR RELEASE                                ROSLYN CONTACTS:
TUESDAY, MAY 26, 1998                      Media:
                                           ------
7:00 A.M., EDT                             Donald W. Schuster
                                           Martin Shenman
                                           The Torrenzano Group
                                           (212) 681-7100, ext. 103/106
                                           INVESTORS:
                                           Michael P. Puorro
                                           Roslyn Bancorp, Inc.
                                           (516) 621-6000 ext. 1224
                                           T R FINANCIAL CONTACT:
                                           Theodore S. Ayvas
                                           (516) 739-4219

        ROSLYN BANCORP TO ACQUIRE T R FINANCIAL CORP.(ROOSEVELT SAVINGS)
                MERGER CREATES $7.7 BILLION FINANCIAL INSTITUTION

ROSLYN, NY, May 26 -- Roslyn Bancorp, Inc. (RSLN) and T R Financial Corp. (ROSE) today announced the signing of a definitive agreement to merge the holding companies in an exchange of stock transaction. The total value of the transaction is estimated to be approximately $1.1 billion.

         The merger will create a financial institution with $7.7 billion in assets and deposits of $4.1 billion -- making it one of the largest thrifts on Long Island. The combined institution will retain the Roslyn name.

         Under the terms of the agreement, which was approved unanimously by both boards of directors, the merger will be structured as a tax-free stock-for-stock transaction that will be accounted for as a pooling of interests. T R Financial shareholders will receive 2.05 shares of Roslyn for each share held. As of the close of business May 22, this exchange ratio represents a price of $56.63 per T R Financial share. The transaction is expected to close in calendar year 1998.

         Roslyn Bancorp, Inc. is the holding company for The Roslyn Savings Bank, which operates eight full-service banking locations in Nassau and Suffolk counties on Long Island and 12 mortgage origination offices of Roslyn National Mortgage Corporation in New York, New Jersey, Connecticut and Pennsylvania.

         T R Financial, the holding company for Roosevelt Savings Bank, is headquartered in Garden City, NY. Roosevelt Savings Bank has 15 full-service banking facilities in Nassau, Suffolk, Brooklyn and Queens.

         Joseph L. Mancino, Roslyn's chairman, president and CEO, announced that John M. Tsimbinos, chairman and CEO of T R Financial Corp., will join the board of directors of Roslyn Bancorp as chairman, with Mr. Mancino remaining as president and CEO.

COMPETITIVELY STRONG COMBINATION

         Commenting on the merger, Mr. Mancino said, "The products, geographic distribution, strategy, cultures and customer-driven focus of Roslyn and Roosevelt are compatible in every way. As a result of this combination, Roslyn will be in the best competitive position in our nearly 125-year history.

         "Our ability to offer a full range of consumer banking and mortgage products, state-of-the-industry technology and the superior service our customers associate with Roslyn and Roosevelt will be the equal of any financial institution in our markets." Mr. Mancino concluded, "This action represents the continuation of Roslyn's sound strategy to grow our business and enhance shareholder value."

         Mr. Tsimbinos stated, "Financial strength and customer service excellence have distinguished Roslyn and Roosevelt since their inception in the last century. The combination of our two strong companies will create a powerful retail banking franchise on Long Island that will provide greater potential for shareholders, customers and communities than either institution would provide alone."

ROSLYN BANCORP, INC./T R FINANCIAL CORP. SELECTED FINANCIAL INFORMATION (BEFORE ACQUISITION ADJUSTMENTS)

Quarter Ended March 31, 1998
($ in millions, except per share data)


                                                            Roslyn                                  Roslyn Pro
                                                           Bancorp          T R Financial          Forma (New)
Total assets                                               $3,706             $4,006                  $7,712
Total deposits                                              2,006              2,134                   4,140
Total loans, net                                            1,067              2,133                   3,200
Total borrowings                                              975              1,526                   2,501
Total shareholders'equity                                     621                246                     867
Net income (three months ended
March 31)                                                  13,327              9,733                  23,060
Non-performing assets                                       9,195             17,598                  26,793
Non-performing assets/total assets                          0.25%              0.44%                   0.35%
Reserves                                                   24,329             14,904                  39,233
Book value per share                                        14.51              14.87                   11.01
Tangible book value per share                               14.44              14.87                   10.97

SECOND STRATEGIC ACQUISITION

         Roslyn acquired a home mortgage finance company now known as Roslyn National Mortgage Corporation in August 1995, significantly expanding the bank's ability to offer home financing beyond its traditional geographic base. Roslyn National Mortgage Corporation originated residential mortgages totaling approximately $320 million in 1997.

         In connection with the transaction, Roslyn and T R Financial have granted each other options to purchase shares equal to 19.9% of each other's currently outstanding stock under certain conditions. Both companies have terminated their stock buy-back programs.

         The transaction is subject to approval of the stockholders of both Roslyn and T R Financial. Regulatory approvals are expected to take four to six months.

         Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

INVESTORS PRESENTATION

         Roslyn Bancorp, Inc.'s investor presentation and news releases are available by fax at no charge through Business Wire's News-On-Demand service. For an index of Roslyn Bancorp, Inc.'s news releases or to obtain a specific release, call (888) 329-4697 or visit us on the worldwide web at http://www.roslynsavings.com.

CONTACT: Media, Donald W. Schuster, 212-681-1700, ext. 103, or Martin Shenman, 212-681- 1700, ext. 116, both of The Torrenzano Group; or Investors, Michael P. Puorro of Roslyn Bancorp, 516-621-6000, ext. 1224, or Theodore S. Ayvas of T R Financial, 516-739-4219.